UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)


                                  ORBCOMM INC.
    ------------------------------------------------------------------------
                                (Name of Issuer)



                         COMMON STOCK, $0.001 PAR VALUE
    ------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    68555P100
    ------------------------------------------------------------------------
                                 (CUSIP Number)



                                 MARCH 29, 2007
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [_]   Rule 13d-1(b)

            [X]   Rule 13d-1(c)

            [_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                      Page 2 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            GE Pacific-1 Holdings, Inc.
            20-8691969
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        0
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           2,000,001
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        2,000,001
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,000,001
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.41%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                      Page 3 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            GE Pacific-2 Holdings, Inc.
            20-8691766
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        0
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           2,000,001
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        2,000,001
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,000,001
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.41%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                      Page 4 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            GE Pacific-3 Holdings, Inc.
            20-8785927
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        0
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           2,000,001
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        2,000,001
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,000,001
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.41%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                      Page 5 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            GE International Holdings Inc.
            87-0792745
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        0
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           2,000,001
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        2,000,001
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,000,001
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.41%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                      Page 6 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            GE CFE Luxembourg S. a r.l.
            20022406249
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Luxembourg
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        0
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           2,000,001
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        2,000,001
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,000,001
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.41%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                      Page 7 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            GE CFE Luxembourg Holdings L.L.C.
            20-5665561
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        0
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           2,000,001
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        2,000,001
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,000,001
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.41%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                      Page 8 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            GE Capital CFE, Inc.
            06-1471032
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        0
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           2,000,001
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        2,000,001
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,000,001
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.41%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                      Page 9 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            GE Capital Equity Holdings, Inc.
            06-1448607
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        0
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           2,000,001
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        2,000,001
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,000,001
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.41%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 10 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            General Electric Capital Corporation
            13-1500700
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        0
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           2,032,085
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        2,032,085
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,032,085
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.5%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 11 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            General Electric Capital Services, Inc.
            06-1109503
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        Disclaimed (See 9 below)
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           Disclaimed (See 9 below)
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             Disclaimed (See 9 below)
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        Disclaimed (See 9 below)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            Not Applicable (See 9 above)
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 12 of 21 Pages
------------------------------------     ---------------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            General Electric Company
            14-0689340
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
          (see instructions)                                            (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                              Disclaimed (See 9 below)
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        Disclaimed (See 9 below)
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           Disclaimed (See 9 below)
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             Disclaimed (See 9 below)
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        Disclaimed (See 9 below)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Beneficial ownership of all shares is disclaimed by General Electric Company
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                       [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            Not Applicable (See 9 above)
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 13 of 21 Pages
------------------------------------     ---------------------------------------



ITEM 1(a)   NAME OF ISSUER:

            ORBCOMM Inc. (the "Issuer")

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024

ITEM 2(a)   NAME OF PERSON FILING:

            This statement is being filed jointly by:

            (1)   GE Pacific-1 Holdings, Inc. ("Pacific 1")

            (2)   GE Pacific-2 Holdings, Inc. ("Pacific 2")

            (3) GE Pacific-3 Holdings, Inc. ("Pacific 3" and, collectively with Pacific 1 and Pacific 2, the "GE Entities")

            (4)   GE International Holdings Inc. ("GE International")

            (5)   GE CFE Luxembourg S. a r.l. ("GECFE")

            (6)   GE CFE Luxembourg Holdings L.L.C ("GECFE LLC")

            (7)   GE Capital CFE, Inc. ("GECFE Inc.")

            (8)   GE Capital Equity Holdings Inc. ("GECH")

            (9)   General Electric Capital Corporation ("GECC")

            (10)  General Electric Capital Services, Inc. ("GECS")

            (11)  General Electric Company ("GE")

            GECS is a wholly owned subsidiary of GE, and GECC is a wholly owned subsidiary of GECS. GECH and GECFE Inc. are wholly owned subsidiaries of GECC. GECFE LLC is a wholly owned subsidiary of GECFE Inc, and GECFE is a wholly owned subsidiary of GECFE Inc. GE International is a subsidiary of GECFE and GECH. The GE Entities are wholly owned subsidiaries of GE International.

            GE International, GECFE, GECFE LLC, GECFE Inc., GECH, GECC, GECS and GE are referred to herein collectively as the "Reporting Persons."

            An agreement among the Reporting Persons that this statement be filed on behalf of each of them is attached hereto as Exhibit 1.

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 14 of 21 Pages
------------------------------------     ---------------------------------------



ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

            The address of the principal business office of the GE Entities, GE International, GECFE LLC, GECFE Inc. and GECH is 201 Merritt 7, Norwalk, CT 06851. The address of the principal business office of GECFE is 12 Rue Leon Thys, L-2636 Luxembourg].

            The address of the principal business office of GECC and GECS is 901 Main Avenue, Norwalk, CT 06851.

            The address of the principal business office of GE is 3135 Easton Turnpike, Fairfield, CT 06431

ITEM 2(c)   CITIZENSHIP:

            (1)   Pacific 1 is a Delaware corporation

            (2)   Pacific 2 is a Delaware corporation

            (3)   Pacific 2 is a Delaware corporation

            (4)   GE Holdings is a Delaware corporation

            (5)   GECH is a Delaware corporation

            (6)   GECFE is a Luxembourg corporation

            (7)   GECFE LLC is a Delaware corporation

            (8)   GECFE Inc. is a Delaware corporation

            (9)   GECC is a Delaware corporation

            (10)  GECS is a Delaware corporation

            (11)  GE is a New York corporation

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.001 par value per share (the "Common Stock")

ITEM 2(e)   CUSIP NUMBER:

            68555P100

ITEM 3

Not applicable as this Schedule 13G is filed pursuant to Rule 13d-1(c).

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 15 of 21 Pages
------------------------------------     ---------------------------------------



ITEM 4      OWNERSHIP

            (a)-(c) The responses of the Reporting Persons to Items 5, 6, 7, 8,
                  9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of Common Stock, check the following [_]

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10     CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 16 of 21 Pages
------------------------------------     ---------------------------------------



                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  April 5, 2007


                                    GE PACIFIC-1 HOLDINGS, INC..


                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Managing Director, General
                                         Counsel and Secretary


                                    GE PACIFIC-2 HOLDINGS, INC.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Managing Director, General
                                         Counsel and Secretary


                                    GE PACIFIC-3 HOLDINGS, INC.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Managing Director, General
                                         Counsel and Secretary


                                    GE INTERNATIONAL HOLDINGS INC.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Managing Director, General
                                         Counsel and Secretary


                                    GE CFE LUXEMBOURG, S. A R.L.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Attorney-in-fact

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 17 of 21 Pages
------------------------------------     ---------------------------------------



                                    GE CFE LUXEMBOURG HOLDINGS L.L.C.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Vice President and Secretary


                                    GE CAPITAL CFE, INC.


                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Attorney-in-fact


                                    GE CAPITAL EQUITY HOLDINGS, INC.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Managing Director, General
                                         Counsel and Secretary


                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By:  /s/ Ronald J. Herman, Jr.
                                         ------------------------------------
                                         Name: Ronald J. Herman, Jr.
                                         Title: Vice President


                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                    By:  /s/ Ronald J. Herman, Jr.
                                         ------------------------------------
                                         Name: Ronald J. Herman, Jr.
                                         Title: Attorney-in-fact

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 18 of 21 Pages
------------------------------------     ---------------------------------------



                                    GENERAL ELECTRIC COMPANY

                                    By:  /s/ Ronald J. Herman, Jr.
                                         ------------------------------------
                                         Name: Ronald J. Herman, Jr.
                                         Title: Attorney-in-fact

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 19 of 21 Pages
------------------------------------     ---------------------------------------



                                                                       Exhibit 1

                             JOINT FILING AGREEMENT


This will confirm the agreement by and among all the undersigned that the
Schedule 13G filed on or about this date and any amendments thereto with respect to shares of the Common Stock, $0.001 par value per share, of ORBCOMM Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1). This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date:  April 5, 2007


                                    GE PACIFIC-1 HOLDINGS, INC..


                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Managing Director, General
                                         Counsel and Secretary


                                    GE PACIFIC-2 HOLDINGS, INC.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Managing Director, General
                                         Counsel and Secretary


                                    GE PACIFIC-3 HOLDINGS, INC.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Managing Director, General
                                         Counsel and Secretary


                                    GE INTERNATIONAL HOLDINGS INC.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Managing Director, General
                                         Counsel and Secretary

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 20 of 21 Pages
------------------------------------     ---------------------------------------




                                    GE CFE LUXEMBOURG, S. A R.L.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Attorney-in-fact


                                    GE CFE LUXEMBOURG HOLDINGS L.L.C.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Vice President and Secretary


                                    GE CAPITAL CFE, INC.


                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Attorney-in-fact


                                    GE CAPITAL EQUITY HOLDINGS, INC.

                                    By:  /s/ John W. Campo, Jr.
                                         ------------------------------------
                                         Name: John W. Campo, Jr.
                                         Title: Managing Director, General
                                         Counsel and Secretary


                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By:  /s/ Ronald J. Herman, Jr.
                                         ------------------------------------
                                         Name: Ronald J. Herman, Jr.
                                         Title: Vice President


                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                    By:  /s/ Ronald J. Herman, Jr.
                                         ------------------------------------
                                         Name: Ronald J. Herman, Jr.
                                         Title: Attorney-in-fact

------------------------------------     ---------------------------------------
CUSIP No. 68555P100                  13G                     Page 21 of 21 Pages
------------------------------------     ---------------------------------------




                                    GENERAL ELECTRIC COMPANY

                                    By:  /s/ Ronald J. Herman, Jr.
                                         ------------------------------------
                                         Name: Ronald J. Herman, Jr.
                                         Title: Attorney-in-fact